Exhibit 99.1

Genie Energy Announces Second Quarter 2021 Results

28% revenue increase driven by customer growth and the consolidation of UK results into Genie Retail Energy International

Genie Retail US – sustained benefits from elevated consumption even as COVID-19 related door-to-door channel restrictions relax

Exploring separation of Genie Retail Energy International through a potential spin-off

Newark, NJ – August 5, 2021: Genie Energy, Ltd. (NYSE: GNE, GNEPRA), a leading retail energy provider in deregulated markets in the U.S. and Europe and a provider of renewables solutions in the U.S., today announced results for its second quarter – the three months ended June 30, 2021.

“We generated very strong net income and global customer base expansion in the second quarter driven by organic meter growth in our international operations as they moved towards profitability,” said Michael Stein, Chief Executive Officer. “In the U.S., we were encouraged by the durability of the elevated consumption levels we’ve experienced in recent quarters and by several states moving to re-open for door-to-door marketing, an important sales channel for meter acquisition.”

Second Quarter 2021 Highlights

●	Revenue of $97.7 million versus $76.1 million in the year-ago quarter;

●	Gross profit and gross margin of $23.8 million and 24.3%, respectively, versus $19.5 million and 25.6%, respectively, in the year-ago quarter;

●	Income from operations and operating margin of $1.4 million and 1.4%, respectively, versus $2.7 million and 3.6%, respectively, in the year-ago quarter;

●	Net income attributable to GNE common stockholders and earnings per share (EPS) of $5.0 million and $0.19 per diluted share versus $1.6 million and $0.06, respectively, in the year-ago quarter. Net income in the second quarter included a gain on the sale of the operations in Japan.

●	Adjusted EBITDA[1] of $3.1 million versus $3.5 million in the year-ago quarter;

●	Re-purchased 393,000 shares of GNE common stock.

Select Financial Metrics: Q2 2021 compared to Q2 2020*

(in $M except for EPS)	Q221	Q220	Change
Total Revenue	$97.7	$76.1	28.4%
Genie Retail - US (GRE)	$67.0	$66.5	0.8%
Electricity	$61.9	$61.1	1.3%
Natural Gas	$5.1	$5.4	(5.8)%
Genie Retail - International (GREI)	$28.4	$5.0	463.5%
Electricity	$21.4	$4.8	343.4%
Natural Gas	$6.7	$0.0	nm
Genie Renewables	$2.3	$4.6	(48.7)%
Gross Margin	24.3%	25.6%	(130	bp)
Genie Retail - US (GRE)	27.4%	25.7%	170	bp
Genie Retail - International (GREI)	15.9%	38.0%	(2210	bp)
Genie Renewables	39.4%	11.4%	2800	bp
Income from Operations	$1.4	$2.7	(50.3)%
Operating Margin	1.4%	3.6%	-370	bp
Net Income Attributable to Genie Energy Ltd. Common Stockholders	$5.0	$1.6	213.7%
Diluted Earnings Per Share	$0.19	$0.06	$0.13
Adjusted EBITDA[1]	$3.1	$3.5	(11.5)%
Cash Flow from Operating Activities	$4.1	$16.4	(75.0)%

nm = not measurable/meaningful

*	Numbers may not add due to rounding

Select Business Metrics: 2021 versus 2020 as of 6/30/21

Units in 1000s	Q221	Q220	Change
Retail Performance Metrics:
Retail Customer Equivalents (RCE)	436	418	4.3%
Genie Retail - US (GRE)	330	343	(3.8)%
Electricity	272	288	(5.6)%
Natural Gas	58	55	5.5%
Genie Retail - International (GREI)	106	76	39.5%
Electricity	82	55	49.1%
Natural Gas	24	21	14.3%
Meters in 1000s units	554	522	6.1%
Genie Retail - US (GRE)	361	374	(3.5)%
Electricity	292	311	(6.1)%
Natural Gas	69	64	7.8%
Genie Retail - International (GREI)	193	147	31.3%
Electricity	141	105	34.3%
Natural Gas	52	43	20.9%
GRE Average Monthly Churn - Meters
Gross Sales	35	40	(12.5)%
Churn	3.8%	3.9%	10	bps

Genie Retail Energy (GRE) delivered solid results for the quarter, driven by continued strong overall consumption within its residential electric meter base. While gross meter acquisitions have not yet returned to pre-COVID levels, churn remained below pre-COVID levels due to remaining restrictions on door-to-door marketing across the industry that lead to fewer customers switching suppliers.

Genie Retail Energy International’s (GREI) strong revenue growth was driven by a combination of organic meter growth and the full consolidation of results related to the purchase of the non-controlled interest in Orbit Energy in October 2020, which previously had not been consolidated. This strong growth came despite the revenue impact from the sale of the Company’s Japanese operations early in the second quarter of 2021.

Genie Renewables (formerly Genie Energy Services) reported increased gross margin as the segment shifted to higher-margin solar projects. Revenue decreased due to the fulfillment of a large order in the prior year’s quarter.

1 Adjusted EBITDA for all periods presented is a non-GAAP measure intended to provide useful information that supplements the core operating results in accordance with GAAP of Genie Energy or the relevant segment. Please refer to the Reconciliation of Non-GAAP Financial Measures at the end of this release for an explanation of Adjusted EBITDA, as well as for reconciliations to its most directly comparable GAAP measures.

Trended Financial Information:*

(in $M except for EPS, RCE and Meters)	Q120	Q220	Q320	Q420	Q121	Q221	2019	2020	YTD 2021
Total Revenue	$104.1	$76.1	$96.3	$102.9	$135.3	$97.7	$315.3	$379.3	$233.0
Genie Retail - US (GRE)	$79.1	$66.5	$88.9	$69.9	$90.7	$67.0	$286.6	$305.3	$157.6
Electricity	$63.1	$61.1	$86.2	$60.5	$73.4	$61.9	$246.7	$271.7	$135.3
Natural Gas	$16.1	$5.4	$2.7	$9.4	$17.3	$5.1	$39.9	$33.6	$22.4
Genie Retail - International (GREI)	$6.7	$5.0	$5.8	$31.8	$42.2	$28.4	$16.6	$49.6	$70.6
Electricity	$6.9	$4.8	$5.6	$23.4	$30.3	$21.4	$16.4	$40.7	$51.7
Natural Gas	$0.0	$0.0	$0.0	$8.3	$11.8	$6.7	$0.0	$8.3	$18.5
Genie Renewables	$18.0	$4.6	$1.6	$1.1	$2.5	$2.3	$12.1	$24.4	$4.8
Gross Margin	27.8%	25.6%	28.3%	21.4%	12.9%	24.3%	26.3%	25.8%	17.7%
Genie Retail - US (GRE)	43.7%	25.7%	29.0%	25.6%	16.5%	27.4%	28.1%	28.9%	20.2%
Genie Retail - International (GREI)	-4.5%	38.0%	19.0%	13.8%	3.3%	15.9%	1.8%	14.5%	8.5%
Genie Renewables	8.9%	11.4%	27.1%	-29.0%	44.9%	39.4%	15.7%	9.4%	42.2%
Income (loss) from Operations	$9.2	$2.7	$8.5	$(1.1)	$(6.6)	$1.4	$9.8	$19.3	$(5.2)
Operating Margin	8.8%	3.6%	8.8%	-1.1%	-4.9%	1.4%	3.1%	5.1%	-2.2%
Net income attributable to Genie Energy Ltd. common stockholders	$5.5	$1.6	$6.4	$(1.7)	$(2.4)	$5.0	$2.7	$11.7	$2.6
Diluted Earnings (Loss) Per Share	$0.20	$0.06	$0.24	$(0.06)	$(0.09)	$0.19	$0.10	$0.44	$0.10
Cash Flow from Operating Activities	$(2.7)	$16.3	$10.4	$(0.9)	$(10.0)	$4.1	$15.8	$23.1	$(5.9)
Retail Performance Metrics:
Retail Customer Equivalents (RCE) in 1000s	398	418	437	435	446	436	nm	nm	nm
Genie Retail - US (GRE)	330	343	350	337	347	330	nm	nm	nm
Electricity	272	288	294	284	291	272	nm	nm	nm
Natural Gas	58	55	56	53	56	58	nm	nm	nm
Genie Retail - International (GREI)	69	76	87	98	98	106	nm	nm	nm
Electricity	50	55	66	76	77	82	nm	nm	nm
Natural Gas	19	21	22	21	21	24	nm	nm	nm
Meters in 1000s units	520	522	543	547	555	554	nm	nm	nm
Genie Retail - US (GRE)	384	374	375	368	373	361	nm	nm	nm
Electricity	313	311	309	303	308	292	nm	nm	nm
Natural Gas	71	64	67	65	65	69	nm	nm	nm
Genie Retail - International (GREI)	136	147	167	179	182	193	nm	nm	nm
Electricity	96	105	121	132	135	141	nm	nm	nm
Natural Gas	40	43	46	47	47	52	nm	nm	nm
Average Monthly Churn - Meters
Genie Retail - US (GRE)
Gross Sales	69	40	44	59	60	35	308	212	95
Churn	4.3%	3.9%	3.7%	5.3%	4.9%	3.8%	5.3%	4.4%	4.3%

nm = not measurable/meaningful

*	Numbers may not add due to rounding

Strategic Update

Genie is conducting a strategic review of its businesses in part to address the different investment profiles of its U.S. and European businesses and to enhance shareholder value across its operations. As one element of this review, the Company is contemplating opportunities to separate GREI from GRE and Genie Renewables through a spin-off of GREI into a separate, publicly-traded entity. If a transaction is consummated, Genie believes that shareholders could benefit from the potential spin-off of GREI with adequate capital and a dedicated management team empowered to gain scale and accelerate growth in its current and prospective European markets. The remaining US operations, GRE and Genie Renewables would then be positioned to accelerate their respective growth plans. Management will provide additional details on its strategic review during today’s earnings conference call.

Q2 2021 Commentary from Michael Stein, CEO

“Genie delivered a very strong second quarter with robust top and bottom-line results. As we look to the second half of the year, we are focused on delivering strong cash flow and bottom-line performance. We are encouraged by the improvement in the marketing environment in the US and are confident that we can return to our previous levels of meter growth once all sales channels are fully re-opened. Internationally, following the successful sale of our Japanese operations, we expect our remaining business to continue to drive strong growth while demonstrating improving profitability, which we believe makes GREI an attractive investment on a stand-alone basis. We expect to have more clarity on strategic direction as our plans are finalized.”

Earnings Announcement and Supplemental Information

Genie’s earnings release will be filed on Form 8-K and posted on the Genie investor relations website (Genie Investor Relations Page) at approximately 7:30 a.m. Eastern on August 5, 2021. Management will host an earnings conference call beginning at 8:30 a.m. Eastern. Management’s presentation of the results, outlook and strategy will be followed by Q&A with investors.

To participate in the conference call, dial 1-877-545-0320 (toll-free from the US) or 1-973-528-0016 (international) and request the Genie Energy conference call.

Approximately three hours after the call, a call replay will be accessible by dialing 1-877-481-4010 (toll-free from the US) or 1-919-882-2331 (international) and providing the replay PIN: 42242. The replay will remain available through August 19, 2021. A recording of the call also will be available for playback on the “Investors” section of the Genie Energy website.

About Genie Energy Ltd.

Genie Energy Ltd. (NYSE: GNE, GNEPRA), is a global provider of energy services. The Genie Retail Energy division supplies electricity, including electricity from renewable resources, and natural gas to residential and small business customers in the United States. The Genie Retail Energy International division supplies customers in Europe and Asia. The Genie Renewables division comprises Genie Solar Energy, a provider of end-to-end customized solar solutions primarily for commercial customers, Diversegy, a commercials energy consulting business, CityCom Solar, a provider of community solar energy solutions and Genie’s interest in Prism Solar, a supplier of solar panels and solutions. For more information, visit Genie.com.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:

Brian Siegel IRC, MBA

Managing Director

Hayden IR

(346) 396-8696

ir@zedge.net

 GENIE ENERGY LTD.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	June 30, 2021	December 31, 2020
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$31,446	$36,913
Restricted cash—short-term	6,121	6,271
Marketable equity securities	13,370	5,089
Trade accounts receivable, net of allowance for doubtful accounts of $11,268 and $8,793 at June 30, 2021 and December 31, 2020, respectively	59,659	60,778
Inventory	15,653	16,930
Prepaid expenses	5,385	4,633
Other current assets	4,956	3,206
Total current assets	136,590	133,820
Property and equipment, net	269	259
Goodwill	26,041	25,929
Other intangibles, net	9,177	11,645
Investment in joint venture	936	—
Deferred income tax assets, net	1,908	4,882
Other assets	10,205	10,804
Total assets	$185,126	$187,339
Liabilities and equity
Current liabilities:
Loan payable	$—	$1,453
Trade accounts payable	36,141	43,005
Accrued expenses	49,104	42,762
Contract liability	5,217	5,609
Income taxes payable	2,518	1,893
Due to IDT Corporation, net	304	257
Other current liabilities	2,011	2,494
Total current liabilities	95,295	97,473
Other liabilities	3,331	3,787
Total liabilities	98,626	101,260
Commitments and contingencies
Equity:
Genie Energy Ltd. stockholders’ equity:
Preferred stock, $0.01 par value; authorized shares—10,000:
Series 2012-A, designated shares—8,750; at liquidation preference, consisting of 2,322 shares issued and outstanding at June 30, 2021 and December 31, 2020	19,743	19,743
Class A common stock, $0.01 par value; authorized shares—35,000; 1,574 shares issued and outstanding at June 30, 2021 and December 31, 2020	16	16
Class B common stock, $0.01 par value; authorized shares—200,000; 26,106 and 25,966 shares issued and 24,393 and 24,646 shares outstanding at June 30, 2021 and December 31, 2020, respectively	261	260
Additional paid-in capital	142,056	140,746
Treasury stock, at cost, consisting of 1,713 and 1,320 shares of Class B common stock at June 30, 2021 and December 31, 2020, respectively	(12,274)	(9,839)
Accumulated other comprehensive income	3,178	3,827
Accumulated deficit	(54,017)	(56,658)
Total Genie Energy Ltd. stockholders’ equity	98,963	98,095
Noncontrolling interests	(12,463)	(12,016)
Total equity	86,500	86,079
Total liabilities and equity	$185,126	$187,339

GENIE ENERGY LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(in thousands, except per share data)
Revenues:
Electricity	$83,314	$65,906	$186,985	$135,877
Natural gas	11,776	5,396	40,848	21,467
Other	2,616	4,773	5,214	22,782
Total revenues	97,706	76,075	233,047	180,126
Cost of revenues	73,940	56,588	191,752	131,734
Gross profit	23,766	19,487	41,295	48,392
Operating expenses and losses:
Selling, general and administrative (i)	22,410	15,956	46,514	35,456
Impairment of assets	—	801	—	993
Income (loss) from operations	1,356	2,730	(5,219)	11,943
Interest income	10	20	20	143
Interest expense	(103)	(58)	(212)	(175)
Equity in the net income (loss) in equity method investees, net	53	(1,173)	164	(1,552)
Unrealized gain on marketable equity securities and investments	2,915	—	7,022	—
Gain on sale of subsidiary	4,226	—	4,226	—
Other (loss) income, net	(14)	(52)	283	98
Income before income taxes	8,443	1,467	6,284	10,457
Provision for income taxes	(3,158)	(587)	(3,693)	(3,156)
Net income	5,285	880	2,591	7,301
Net loss attributable to noncontrolling interests	(82)	(1,083)	(790)	(494)
Net income attributable to Genie Energy Ltd.	5,367	1,963	3,381	7,795
Dividends on preferred stock	(370)	(370)	(740)	(740)
Net income attributable to Genie Energy Ltd. common stockholders	$4,997	$1,593	$2,641	$7,055

Earnings per share attributable to Genie Energy Ltd. common stockholders:
Basic	$0.19	$0.06	$0.10	$0.27
Diluted	$0.19	$0.06	$0.10	$0.26
Weighted-average number of shares used in calculation of earnings per share:
Basic	25,804	26,087	25,903	26,098
Diluted	26,227	26,853	26,446	26,804

Dividends declared per common share	$—	$0.085	$—	$0.160
(i) Stock-based compensation included in selling, general and administrative expenses	$559	$401	$1,148	$884

GENIE ENERGY LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
	2021	2020
	(in thousands)
Operating activities
Net income	$2,591	$7,301
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	2,446	1,548
Impairment of assets	—	993
Deferred income taxes	2,974	2,537
Provision for doubtful accounts receivable	2,539	1,215
Unrealized gain on marketable equity securities and investment	(7,022)	—
Stock-based compensation	1,148	884
Equity in the net (income) loss in equity method investees	(164)	1,552
Gain on sale of subsidiary	(4,226)	—
Loss on sale of assets held for sale	—	78
Gain on deconsolidation of subsidiaries	—	(98)
Change in assets and liabilities:
Trade accounts receivable	(3,157)	6,847
Inventory	1,277	1,930
Prepaid expenses	(1,142)	2,016
Other current assets and other assets	(2,865)	223
Trade accounts payable, accrued expenses and other current liabilities	(609)	(1,006)
Contract liability	(333)	(12,707)
Due to IDT Corporation	47	(286)
Income taxes payable	625	615
Net cash (used in) provided by operating activities	(5,871)	13,642
Investing activities
Capital expenditures	(80)	(99)
Proceeds from disposal of assets held for sale	—	5
Proceeds from the sale of a subsidiary, net of cash disposed	4,550	—
Purchase of marketable equity securities	(1,000)	—
Investments in equity method investee	—	(1,502)
Payment of acquisition of intangible	—	(298)
Repayment of notes receivable	13	12
Net cash provided by (used in) investing activities	3,483	(1,882)
Financing activities
Dividends paid	(740)	(4,955)
Proceeds from revolving line of credit	—	1,000
Repayment of revolving line of credit	—	(3,514)
Proceeds from loan	—	1,395
Repayment of loan	—	(930)
Purchases of Class B common stock	(2,435)	(1,546)
Repayment of notes payable	—	(17)
Net cash used in financing activities	(3,175)	(8,567)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(54)	12
Net (decrease) increase in cash, cash equivalents, and restricted cash	(5,617)	3,205
Cash, cash equivalents, and restricted cash at beginning of period	43,184	38,554
Cash, cash equivalents, and restricted cash at end of period	$37,567	$41,759

Reconciliation of Non-GAAP Financial Measures for the Second Quarter 2021

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), Genie Energy disclosed for the second quarter 2021, as well as for the second quarter 2020, Adjusted EBITDA on a consolidated basis. Adjusted EBITDA is a non-GAAP measure.

Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Genie Energy’s measure of Adjusted EBITDA consists of gross profit less selling, general and administrative expense, equity in the net loss of in equity method investees, net, plus depreciation, amortization and stock-based compensation (which are included in selling, general and administrative expense) and impairments of goodwill. Another way of calculating Adjusted EBITDA is to start with income from operations and add depreciation, amortization, stock-based compensation and impairment of goodwill and subtract equity in net loss in equity method investees, net.

Management believes that Genie Energy’s measure of Adjusted EBITDA provides useful information to both management and investors by excluding certain expenses that may not be indicative of Genie Energy’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making.

Management also uses Adjusted EBITDA to evaluate operating performance in relation to Genie Energy’s competitors. Disclosure of this non-GAAP financial measure may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, Genie Energy has historically reported Adjusted EBITDA and believes it is commonly used by readers of financial information in assessing performance. Therefore, the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers Adjusted EBITDA as well as the GAAP measures revenue, gross profit, income (loss) from operations and net income (loss), on consolidated level to facilitate internal and external comparisons to Genie Energy’s historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

Although depreciation and amortization are considered operating costs under GAAP, they primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. Genie Energy’s operating results exclusive of depreciation and amortization are therefore useful indicators of its current performance.

Stock-based compensation recognized by Genie Energy and other companies may not be comparable because of the various valuation methodologies, subjective assumptions and the variety of types of awards that are permitted under GAAP. Stock-based compensation is excluded from Genie Energy’s calculation of Adjusted EBITDA because management believes this allows investors to make more meaningful comparisons of the operating results of Genie Energy’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for Genie Energy for the foreseeable future and an important part of employees’ compensation that impacts their performance.

Impairment of goodwill is a component of (loss) income from operations that is excluded from the calculation of Adjusted EBITDA. The impairment of goodwill is primarily dictated by events and circumstances outside the control of management that trigger an impairment analysis. While there may be similar charges in other periods, the nature and magnitude of these charges can fluctuate markedly and do not reflect the performance of Genie Energy’s continuing operations.

Adjusted EBITDA should be considered in addition to, not as a substitute for, or superior to, revenue, gross profit, income from operations, cash flow from operating activities, net income, basic and diluted earnings per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, Genie Energy’s measurement of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

Following are the reconciliations Adjusted EBITDA on a consolidated basis to its most directly comparable GAAP measure. Adjusted EBITDA is reconciled to net income for Genie Energy on a consolidated basis.

Reconciliation of Adjusted EBITDA

Total
Three months ended June 30, 2021 (Q2 2021)
Net income attributable to Genie Energy Limited	$5,367
Net loss attributable to non-controlling interests	(82)
Net income	$5,285
Provision for income taxes	3,158
Other income, net	14
Gain on sale of a subsidiary	(4,226)
Unrealized gain on marketable equity securities and investments	(2,915)
Interest income	(10)
Interest expense	103
Equity in the net income of equity method investees	(53)
Income from operations	$1,356
Add:
Stock-based compensation	559
Depreciation and amortization	1,115
Subtract:
Equity in the net income of equity method investees	(53)
Adjusted EBITDA	$3,083

Total
Three months ended June 30, 2020 (Q2 2020)
Net income attributable to Genie Energy Limited	$1,963
Net income attributable to non-controlling interests	(1,083)
Net income	$880
Provision for income taxes	587
Other income, net	52
Interest income	(20)
Interest expense	58
Equity in the net loss of equity method investees	1,173
Income from operations	$2,730
Add:
Stock-based compensation	401
Depreciation and amortization	723
Impairment	801
Subtract:
Equity in the net loss (income) of equity method investees	1,173
Adjusted EBITDA	$3,482

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